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                                                                Exhibit (H)(7)



                            FUND ACCOUNTING AGREEMENT



        AGREEMENT made as of this 15th day of September, 1997 by and between BANK OF AMERICA NT&SA ("BofA"), having its principal place of business at 555 California Street, San Francisco, California 94104 and The Bank of New York, a New York corporation authorized to do a banking business, having its principal place of business at 48 Wall Street, New York, New York 10286 (hereinafter called the "Bank").



                                  WITNESSETH:



        WHEREAS, BofA serves in the capacity of Administrator to Pacific Horizon Funds, Inc. (the "Fund");

        WHEREAS, the Bank is in the business of providing, among other things, recordkeeping and fund accounting services to mutual funds; and

        WHEREAS, BofA and the Bank wish to establish a relationship whereby the Bank will provide fund accounting services to the various Portfolios of Pacific Horizon Funds, Inc., listed on Appendix A to this Agreement (individually, "Portfolio" and collectively "Portfolios");

        NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, BofA and the Bank hereby agree as follows:

        1. BofA hereby appoints the Bank as its agent for the benefit of the Fund to perform the duties hereinafter set forth.
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     2.   The Bank hereby accepts appointment as agent of BofA for the benefit of the Fund and agrees to perform the duties hereinafter set forth.

     3. Subject to the provisions of paragraphs 5 and 6 below, the Bank shall compute the net asset value per share of each Series of shares (the "Series") of the Fund and shall value the securities held by the Fund (the "Securities") at such times and dates and in the manner specified in the then currently effective Prospectus of the Fund.

     4. Subject to the provisions of paragraphs 5 and 6 below, the Bank shall also compute the net income and capital gains of each Series for dividend purposes and the net income and capital gains per share at such times and dates and in the manner specified in the then currently effective Prospectus of the Fund.

     5. To the extent valuation of Securities or computation of a Series' net asset value, net income or capital gains for dividend purposes, or net income or capital gains per share as specified in the Fund's then currently effective Prospectus is at any time inconsistent with any applicable laws or regulations, BofA shall immediately so notify the Bank in writing. Thereafter BofA shall (a) either furnish the Bank at all appropriate times with the values of such Securities, each Series' net asset value, net income or capital gains for dividend purposes or net income or capital gains per share, as the case may be, or (b) subject to the prior approval of the Bank, instruct the Bank in writing to value Securities and compute each Series' net asset value, net income or capital gains for dividend purposes, and net income or capital gains per share in a manner which BofA then represents in writing to be consistent with all applicable laws and regulations. BofA may also from time to time, subject to the prior approval of the Bank, instruct the Bank in writing to compute the value of the Securities, a Series' net asset value, net income or capital

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gains for dividend purposes, or net income or capital gains per share in a manner other than as specified in paragraphs 3 and 4 of this Agreement. By giving such instruction, BofA shall be deemed to have represented that such instruction is consistent with all applicable laws and regulations and the then currently effective Prospectus of the Fund. BofA shall have sole responsibility for determining the method of valuation of Securities and the method of computing each Series' net asset value, net income and capital gains for dividend purposes and net income and capital gains per share.

     6. BofA shall furnish the Bank with any and all instructions, explanations, information, specifications, and documentation deemed necessary by the Bank in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of a Series liabilities and expenses. BofA shall also furnish the Bank with bid, offer, or market values of Securities if the Bank notifies BofA that same are not available to the Bank from a security pricing or similar service listed on Schedule 1 hereto and utilized by the Bank at the time such information is required for calculations hereunder. At any time and from time to time, BofA also may furnish the Bank with bid, offer, or market values of Securities and instruct the Bank to use such information in its calculations hereunder. The Bank shall at all times have the right to terminate its utilization of, or subscriptions to, any securities pricing or similar service listed on Schedule 1 hereto.

     7. The Bank shall advise the Fund, the Fund's custodian and the Fund's transfer agent of the net asset value, net income and capital gains for dividend purposes, and net income and capital gains per share of each Series upon completion of the computations required to be made by the Bank pursuant to this Agreement.

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        8.      The Bank shall as agent of BofA and for the benefit of the
Fund, maintain and keep current the books, accounts and other documents, if any, listed in Appendix A hereto and made a part hereof, as such Appendix A may be amended from time to time, and preserve any such books, accounts and other documents in accordance with the applicable provisions of Rule 31a-2 of the General Rules and Regulations under the Investment Company Act of 1940, as amended (the "Rules"). Such books, accounts and other documents shall be made available upon reasonable request for inspection by officers, employees and auditors of the Fund and/or of BofA during the Bank's normal business hours.

        9. All records maintained and preserved by the Bank pursuant to this Agreement, including but not limited to those in an electronic format, which the Fund is required to maintain and preserve in accordance with the above-mentioned Rules shall be and remain the property of the Fund and shall be surrendered to the Fund or to BofA promptly upon request by BofA or by the Fund in the form in which such records have been maintained and preserved. Upon reasonable request of BofA or the Fund, the Bank shall provide in electronic media, hard copy, or on micro-film, whichever the Bank shall elect, any records included in any such delivery which are maintained by the Bank on a computer disc, or are similarly maintained, and BofA shall reimburse the Bank for its expenses of providing such hard copy or micro-film.

        10. The Bank, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all instructions, explanations, information, specifications and documentation furnished to it by BofA and shall have no duty or obligation to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation, including, without limitation, evaluations of Securities; the amounts or formula for calculating the amounts and times of accrual of Series' liabilities and expenses; the amounts

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receivable and the amounts payable on the sale or purchase of Securities; and
amounts receivable or amounts payable for the sale or redemption of Fund shares effected by or on behalf of the Fund. In the event the Bank's computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of Securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service listed on Schedule 1 hereto, the Bank shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information, provided, however, that in the event any such information provided by the pricing or similar service listed on
Schedule 1 hereto utilized by the Bank (the "Initial Information") exceeds, or causes the Fund's net asset value to exceed, the tolerance permitted under the variance tests then generally utilized by the Bank in connection with agreements similar to this Agreement, the Bank shall obtain such information from another service listed on Schedule 1 hereto. If such information from such other service is within a permitted tolerance to the Initial Information under variance tests then generally utilized by the Bank in connection with agreements similar to this Agreement, the Bank shall utilize the Initial Information in its calculations hereunder; if such information is not within such tolerance, the Bank shall notify BofA and use such information as BofA may specify.

     11. The Bank shall not be required to inquire into any valuation of Securities or other assets by the Fund or any third party described in preceding paragraph 10 hereof, even though the Bank in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

     12. The Bank, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Fund is or

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will be actually paid, but will accrue such interest until otherwise instructed by BofA.

     13. (a) The Bank shall not be responsible for delays or errors which occur by reason of circumstances beyond its control in the performance of its duties under this Agreement, including, without limitation, labor difficulties external to the Bank, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, communication or power supply, or other similar circumstances. Nor shall the Bank be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than the Bank to supply any instructions, explanations, information, specifications or documentation deemed necessary by the Bank in the performance of its duties under this Agreement.

          (b) Notwithstanding preceding paragraph 13(a), the Bank shall maintain during the period of this Agreement at its own cost and expense commercially reasonable back-up capability and commercially reasonable emergency recovery and contingency plans.

     14. No provision of this Agreement shall prevent the Bank from offering services similar or identical to those covered by this Agreement to any other corporations, associations or entities of any kind. Any and all operational procedures, techniques and devices developed by the Bank in connection with the performance of its duties and obligations under this Agreement, including those developed in conjunction with the Fund, shall be and remain the property of the Bank, and the Bank shall be free to employ such procedures, techniques and devices in connection with the performance of any other contract with any other person whether or not such contract is similar or identical to this Agreement.

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        15.     The Bank may, with respect to questions of law, apply to and obtain the advice and opinion of counsel to the Fund or its own counsel and shall be entitled to rely on the advice or opinion of such counsel. The costs of any such advice or opinion shall be borne by the Bank.

        16. (a) Unless otherwise provided in this Agreement, the Bank shall act only upon oral instructions and written instructions.

                (b) The Bank shall be entitled to rely upon any oral instructions it receives from an Authorized Person (or from a person reasonably believed by the Bank to be an Authorized Person) pursuant to this Agreement. The Bank may assume that any oral instruction or written instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's of BofA's Board of Directors or shareholders or with any prior oral or written instructions or other instructions of BofA unless and until the Bank receives written instructions to the contrary.

                (c) BofA shall forward to the Bank written instructions confirming oral instructions so that the Bank receives the written instructions by the close of business on the same day that such oral instructions are received. The fact that such confirming written instructions are not received by the Bank shall in no way invalidate the transactions or enforceability of the transactions authorized by the oral instruction. Where oral instructions or written instructions reasonably appear to have been received from an Authorized Person, the Bank shall incur no liability to BofA or the Fund in acting upon such oral instructions or written instructions provided that the Bank's actions comply with the other provisions of this Agreement.


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          (d)  As used herein the term "Authorized Person" shall be any person, whether or not an officer or employee of BofA, duly authorized to give oral and/or written instructions on behalf of BofA, such person to be designated in a certificate of Authorized Persons which contains a specimen signature of such person.

     17. The Bank shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Fund, or for delays caused by circumstances beyond the Bank's control, unless such loss, damage or expense arises out of the bad faith, negligence, or willful misconduct of the Bank. In no event shall the Bank be liable to the Company or any third party for special, indirect, or consequential damages, or for lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.

     18. Without limiting the generality of the foregoing, BofA shall indemnify the Bank against and save the Bank harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

          (a) Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to the Bank by any third party described in preceding paragraph 10 hereof or by or on behalf of the Fund;

          (b) Action or inaction taken or omitted to be taken by the Bank pursuant to written or oral instructions of the Fund

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or otherwise without bad faith, negligence or willful misconduct;

                (c) Any action taken or omitted to be taken by the Bank in good faith in accordance with the advice or opinion of counsel for the Fund or its own counsel;

                (d) Any improper use by the Fund or its agents, distributor or investment advisor of any valuations or computations supplied by the Bank pursuant to this Agreement;

                (e) The method of valuation of the Securities and the method of computing each Series' net asset value, net income or capital gains for dividend purposes, and net income or capital gains per share; or

                (f) Any valuations of Securities, net asset value, net income or capital gains for dividend purposes, or net income or capital gains per share provided by the Fund.

        19. In consideration for all of the services to be performed by the Bank as set forth herein the Bank shall be entitled to receive reimbursement for all out-of-pocket expenses agreed to and approved in advance by BofA and such compensation as may be agreed upon in writing from time to time between the Bank and BofA.

        20. Attached hereto as Appendix B is a list of persons duly authorized by the Board of Directors or by-laws of BofA to execute this Agreement and give any written or oral instructions, or written or oral specifications, by or on behalf of BofA. From time to time BofA may deliver a new Appendix B to add or delete any person and the Bank shall be entitled to rely on the last Appendix B actually received by the Bank.

        21. BofA represents and warrants to the Bank that it has all requisite power to execute and deliver this Agreement, to

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give any written or oral instructions contemplated hereby, and to perform the actions or obligations contemplated to be performed by it hereunder, and has taken all necessary action to authorize such execution, delivery, and performance.

     22. Unless The Bank of New York is acting as the sole custodian for the Fund, on each day on which the Bank is to make calculations hereunder, BofA shall deliver or cause the Fund to deliver to the Bank, at least one-half hour before the Bank is to make any such calculations, a signed written specification of the Securities of each Series. The Bank shall be entitled to rely on such specifications in making its calculations hereunder for such day. If The Bank of New York is acting as the sole custodian for the Fund, the Bank shall be entitled to rely on specifications of Securities furnished by The Bank of New York as custodian.

     23. This Agreement shall not be assignable by BofA without the prior written consent of the Bank, or by the Bank without the prior written consent of BofA.

     24. Either of the parties hereto may terminate this Agreement by giving the other party a notice in writing specifying the date of such termination, which shall not be less than ninety (90) days after the date of giving of such notice. Upon the date set forth in such notice, the Bank shall deliver to the Fund all records then property of the Fund and, upon such delivery, the Bank shall be relieved of all duties and responsibilities under this Agreement.

     25. This Agreement may not be amended or modified in any manner except by written agreement executed on behalf of both parties hereto.

     26. This Agreement is executed in the State of New York and all laws and rules of construction of the State of New York

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(other than those relating to choice of laws) shall govern the rights, duties and obligations of the parties hereto.

     27. The performance and provisions of this Agreement are intended to benefit only the Bank, BofA and the Fund, and no rights shall be granted to any other person by virtue of this Agreement.

     28. The Bank shall provide to the Fund's independent certified public accountants copies of such reports as the Bank shall have provided hereunder, and copies of such supporting documentation as shall have been utilized by the Bank in preparing such reports.

     30. The Bank agrees to treat all records and all information received hereunder relative to the Fund, its shareholders and its customers as confidential, and shall not authorize the use of such records or information for any purpose other than the performance of its responsibilities and duties hereunder. Notwithstanding any other provision in this Agreement, however, the Bank may divulge such information to its auditors, its counsel, its regulators, or any securities regulators, or to any other person when it is advised by its counsel that it may be liable for a failure to do so.











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     IN WITNESS WHEREOF,  the parties hereto have executed this Agreement as of the day and year first written above.

                                   BANK OF AMERICA NT&SA



                                   By: /s/ Sandra C. Brown
                                       ----------------------
                                           Sandra C. Brown

Attest:

/s/ Colleen O'Neill
----------------------
Colleen O'Neill


                                   THE BANK OF NEW YORK

                                   By: /s/ Jorge E. Ramos
                                       -------------------------
                                           JORGE E. RAMOS, VP

Attest:

/s/ [ILLEGIBLE]
----------------------
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                    APPENDIX A TO FUND ACCOUNTING AGREEMENT

                                    BETWEEN

                              THE BANK OF NEW YORK

                                      AND

                             BANK OF AMERICA NT&SA

     I. The Bank of New York (the "Bank"), as agent for BANK OF AMERICA NT&SA for the benefit of Pacific Horizon Funds, Inc. (the "Fund"), shall maintain the following records on a daily basis for each Series.

     1.   Report of priced portfolio securities

     2.   Statement of net asset value per share

     3.   Net income of the Fund for dividend purposes

     4.   Net income per share

     5.   Yield of the Fund

     II. The Bank shall maintain the following records on a monthly basis for each Series:

     1.   General Ledger

     2.   General Journal

     3.   Cash Receipts Journal

     4.   Cash Disbursements Journal

     5.   Subscriptions Journal

     6.   Redemptions Journal

     7.   Accounts Receivable Reports

     8.   Accounts Payable Reports

     9.   Open Subscriptions/Redemption Reports

     10.  Transaction (Securities) Journal

     11.  Broker Net Trades Reports

     III. The Bank shall prepare a Holdings Ledger on a quarterly basis, and a Buy-Sell Ledger (Broker's Ledger) on a semiannual basis for each Series. Schedule D shall be produced on an annual basis for each Series.
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        The above reports may be printed according to any other required frequency to meet the requirements of the Internal Revenue Service, The Securities and Exchange Commission and the Fund's Auditors.

        IV. For internal control purposes, the Bank uses the Account Journals produced by The Bank of New York Custody System to record daily settlements of the following for each Series:

        1.      Securities bought
        2.      Securities sold
        3.      Interest received
        4.      Dividends received
        5.      Capital stock sold
        6.      Capital stock redeemed
        7.      Other income and expenses

        All portfolio purchase for the Fund are recorded to reflect expected maturity value and total cost including any prepaid interest.
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                                   APPENDIX B



        I,                              , of BANK OF AMERICA NT&SA, a Maryland
corporation (the "Fund"), do hereby certify that:

        The following individual serve in the following positions with the Fund, and each has been duly elected or appointed by the Board of Directors of the Fund to each such position and qualified therefor in conformity with the Fund's Articles of Incorporation and By-Laws, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is authorized to give written or oral instructions or written or oral specifications by or on behalf of the Fund to the Bank.



Name                            Position                        Signature


---------------                 ---------------                 ---------------
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                                   SCHEDULE 1

                               Muller Data Corp.

                                   IDC Corp.

                             J.J. Kenney Co., Inc.

                                 Merrill Lynch

                            Standard & Poor's Corp.

                                    Reuter's

                                   Bloomberg


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                                   Appendix A

                               List of Portfolios

                  Pacific Horizon National Municipal Bond Fund
                         Pacific Horizon Treasury Fund
                           Pacific Horizon Prime Fund
                      Pacific Horizon Capital Income Fund
                       Pacific Horizon Treasury Only Fund
                     Pacific Horizon Aggressive Growth Fund
               Pacific Horizon California Tax Exempt Money Market
                      Pacific Horizon Tax Exempt Bond Fund
                     Pacific Horizon Tax Exempt Money Fund
                        Pacific Horizon Government Fund
                Pacific Horizon U.S. Government Securities Fund